Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 10, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER 2013 RESULTS

St. Paul, Minn (5/10/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 was $1,287,000 as compared to revenue of $1,890,000 in the first quarter of 2012. Net loss for the first quarter of 2013 was $792,000, or $0.07 per share, as compared with a net loss of $623,000, or $0.06 per share, in the first quarter of 2012.

“As anticipated, relatively weak business conditions in the semiconductor industry persisted in early 2013,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “IC production levels have been virtually flat for the past two years which has suppressed the demand for production-based equipment like our test handler products. When first quarter 2013 industry statistics are released, we believe they will show that IC production levels continued to be below previous peak levels. As a result, most of our customers continued to experience excess capacity on their production floors. We expect our customers will continue to closely scrutinize their capital spending until IC demand improves and production levels increase, which is generally forecasted to occur in the second half of this year. During this downturn, we have aggressively reduced our cost structure while still maintaining our core competencies so that we can respond effectively to an industry upturn when it occurs and we continue to pursue sales opportunities in niche applications and unique situations where little or no excess capacity exists.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2013	2012

Net sales	$1,287	$1,890
Cost of goods sold (1)	561	969
Gross profit	726	921
Gross profit percent	56.4%	48.7%

Operating expenses:
Selling, general and administrative (1)	1,217	1,117
Research and development (1)	300	429
Total operating expenses	1,517	1,546

Loss from operations	(791)	(625)
Interest income	1	3
Interest expense	(2)	(1)
Loss before income taxes	(792)	(623)
Income taxes	-	-

Net loss	$(792)	$(623)

Net loss per share (basic and diluted)	$(0.07)	$(0.06)

Weighted average common shares outstanding (basic and diluted)	10,781	10,781

(1) Operating results for the three months ended March 31, 2012 include severance charges related to a workforce reduction implemented in January 2012 as follows:

Cost of goods sold	$48
Selling, general and administrative expenses	39
Research and development expenses	72
Total severance charges	$159

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$1,732	$3,013
Accounts receivable, net	1,033	466
Inventories, current	2,518	2,347
Other current assets	169	143
Total current assets	5,452	5,969

Property and equipment, net	149	162

Inventories, noncurrent	1,810	1,810
Other asset	55	58
Total assets	$7,466	$7,999

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$790	$597
Other current liabilities	649	691
Total current liabilities	1,439	1,288

Noncurrent liabilities	97	131

Shareholders' equity	5,930	6,580

Total liabilities and shareholders' equity	$7,466	$7,999